Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly E. Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES THE RECEIPT OF REQUISITE CONSENTS IN CONSENT SOLICITATION FOR 7.875% SENIOR SECURED NOTES DUE 2019

ST. LOUIS – April 9, 2014 - Viasystems Group, Inc. (NASDAQ: VIAS) (the “Company” or “Viasystems”) announced today that its wholly owned subsidiary Viasystems, Inc. has received the Requisite Consents (as defined below) from holders of its outstanding 7.875% Senior Secured Notes due 2019 (the “Notes”) to execute the supplemental indenture for the Notes containing the proposed amendment (the “Proposed Amendment”).

The Proposed Amendment permits Viasystems, Inc. to complete the sale of not more than $50.0 million in aggregate principal amount of new indebtedness (the “Proposed Financing”) in the form of senior secured notes of Viasystems, Inc. having terms substantially identical to the terms of the Notes (the “Additional Notes”).

Adoption of the Proposed Amendment required the consent of holders of not less than a majority of the outstanding aggregate principal amount of the Notes voting as a single class (the “Requisite Consents”). The Company informed the trustee today that consents had been delivered, and not revoked, with respect to approximately 99.64% of the outstanding aggregate principal amount of the Notes. The receipt of the Requisite Consents makes all consents that have been validly delivered prior to the Expiration Date (as defined below) irrevocable.

While the Proposed Amendment will become effective immediately upon the execution of a supplemental indenture, the Proposed Amendment will not become operative unless and until (a) the Proposed Financing has closed and (b) the Company pays the consent fee (the “Consent Fee”) pursuant to the consent solicitation (the “Consent Solicitation”). Viasystems, Inc. intends to execute the supplemental indenture promptly.

The Consent Solicitation expired today, Wednesday, April 9, 2014, at 5:00 p.m. New York City time (such date and time, the “Expiration Date”). The Consent Fee for the Notes is $2.50 in cash per $1,000 principal amount of Notes for which consents are validly delivered (and not revoked). Subject to the satisfaction or waiver of the conditions described above, the Consent Fee will be paid promptly following the completion of the Proposed Financing.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Additional Notes and does not set forth all the terms and conditions of the Consent Solicitation. Holders of the Notes should carefully read the consent solicitation statement, dated April 1, 2014 (the “Consent Solicitation Statement”), for a complete description of all terms and conditions of the Consent Solicitation. The Company did not make any recommendation as to whether any holder of the Notes should consent to the Proposed Amendment. Additional information concerning the terms and conditions of the Consent Solicitation may be obtained from the solicitation agents, Wells Fargo Securities, LLC, at (866) 309-6316 (toll free) or

Stifel, Nicolaus & Company, Incorporated, at (855) 300-7142 (toll free). Copies of the consent documents may be obtained from the Information and Tabulation Agent, D.F. King & Co., Inc., at (800) 290-6427 (toll free).

Viasystems, Inc. is not soliciting consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under any applicable state, federal or other securities laws.

The Additional Notes offered in the Proposed Financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. As a result, the additional notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable law.

Forward-Looking Information is Subject to Risk and Uncertainty

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual actions or results may differ materially from what is expressed or forecasted in these forward-looking statements as we may be unable to complete the Consent Solicitation or the Proposed Financing as contemplated by this release. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in these forward-looking statements. These factors include, but are not limited to, the willingness of holders of the Notes to consent to the Proposed Amendment, general market conditions, national or global events affecting the capital markets, unforeseen developments in our business or industry or changes in law or regulations governing our ability to complete any of the Consent Solicitation or Proposed Financing, among other factors. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the Securities and Exchange Commission (“SEC”) on February 14, 2014, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer rigid, flexible and rigid-flex printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, metal cabinets, metal racks and sub-racks, backplanes and busbars. Viasystems’ approximately 15,100 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and data communications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.

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